  Exhibit 10.35

LICENSE AGREEMENT

This License Agreement (this “Agreement”) dated as of February 14, 2019 (the “Effective Date”), by and between Augusta University Research Institute, Inc., having an office at 1120 15th Street, Augusta, Georgia 30912 (“AURI”) and Cellular Biomedicine Group HK Ltd., a Hong Kong corporation, and its Affiliates, as defined herein, with its principal place of business at Unit 402, 4th Floor, Fairmont House, No. 8 Cotton Tree Drive, Admiralty, Hong Kong ("CBMG"). AURI and CBMG are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

1 BACKGROUND

WHEREAS, AURI is the assignee of invention " Human Alpha Fetoprotein-Specific T Cell Receptors and Uses Thereof" invented in the laboratory of Augusta University faculty, Dr. Yukai He, and described in in US patent application #15/969,211 and PCT patent application #PCT/US2018/030637; and

WHEREAS, CBMG desires to obtain, and AURI is willing to grant, an exclusive license in the Field (as defined below) under AURI’s rights in the Licensed Patent Rights (as defined below) to develop and commercialize according to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

2 DEFINITIONS

For purposes of this Agreement, the terms defined in this Section shall have the respective meanings set forth below:

 2.1 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

2.2 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended to research, develop, and commercialize the Licensed Product in the Field in at least one country in a Major Market, such efforts materially consistent with the efforts and resources normally used by a prudent company in the biopharmaceutical industry of a size comparable to CBMG, with respect to a biopharmaceutical product for which the same regulatory approval is held as the Licensed Product, which biopharmaceutical product is owned or licensed in the same manner as the Licensed Product, which biopharmaceutical product is at a similar stage in its product life and of similar market and profit potential as the Licensed Product, taking into account intellectual property protection, efficacy, safety, approved labeling, the competitiveness of the market, the proprietary position of the biopharmaceutical product, the regulatory requirements involved, pricing / reimbursement for the biopharmaceutical product, the profitability of the biopharmaceutical product, and other relevant factors, all as measured by the facts and circumstances in existence at the time such efforts are due.

2.3 “Field” shall mean all commercial research, development, fields, applications, and uses.

2.4 “First Commercial Sale” shall mean, with respect to any Licensed Product, the earliest date of sale of a Licensed Product by CBMG, its Affiliates or any of its Sublicensees. Any first sale of a Licensed Product shall only qualify as a First Commercial Sale if the Licensed Product has been approved for commercialization in the applicable jurisdiction. The transfer of Licensed Products by CBMG, its Affiliates or its Sublicensees strictly for internal purposes, testing, expanded access programs or compassionate use does not constitute a First Commercial Sale.

2.5 “Licensed Patent Rights” shall mean (a) US patent application #15/969,211 and PCT patent application #PCT/US2018/030637, all patent applications generated thereon, and all foreign counterparts thereto; (b) all patents that have issued or in the future shall issue therefrom, including utility, model and design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations, extensions or additions to any such patent applications and patents.

2.6 “Licensed Product” shall mean a product in the Field, which, if made, used, offered for sale, sold or imported in any country, would infringe a Valid Patent Claim in such country, but for the license granted by this Agreement.

2.7 “Major Market” shall mean the United States of America, the European Union, the Middle East, the United Kingdom, Canada, Australia, Japan, South Korea, China, Taiwan, and India.

2.8 “Net Sales” shall mean the gross amount billed by CBMG and its Affiliates and Sublicensees for the sale of Licensed Products to a third party, less the following:

(a) customary trade, quantity, prompt payment or cash rebates or other discounts, incentives or adjustments to the extent actually allowed and taken;

(b) amounts repaid or credited by reason of rejection, claim, refund, allowance, damaged goods, retroactive price reduction, trade, or return;

(c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of CBMG; and

(d) outbound transportation, postage, shipping, packing, storage, and delivery costs, and costs of insurance in transit;

(e) non-affiliated brokers’ or agents’ commissions actually allowed;

(f) rebates and chargebacks provided to managed health care organizations, international organizations or federal, state, local or other governments, including, in the United States, Medicare and Medicaid; and

(g) actual uncollectable accounts receivables determined in accordance with GAAP, consistently applied.

No deductions shall be made for commissions paid to individuals who are regularly employed by CBMG and on its payroll, or for cost of collections. Net Sales shall occur on the date of billing for a Licensed Product. If a Licensed Product is distributed at a discounted price that is substantially lower than the customary price charged by CBMG, or distributed for non-cash consideration (whether or not at a discount), Net Sales shall be calculated based on the non-discounted (other than discounts allowed pursuant to clause (a) above) amount of the Licensed Product charged to an independent third party during the same Reporting Period in the same country or, in the absence of such sales, on the fair market value of the Licensed Product.

If CBMG, any Affiliate, or any Sublicensee sells any Licensed Products with any other goods or services, Net Sales will be calculated based on the fair market value of the Licensed Product.

2.9 “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

2.10 “Royalty Term” shall mean, with respect to each Licensed Product in each country, the term for which a Valid Patent Claim in such country remains in effect and would, if in an issued patent, be infringed by the manufacture, use, offer for sale, sale or import of such Licensed Product in such country but for the license granted by this Agreement.

2.11 “Third Party” shall mean any Person other than AURI, CBMG and their respective Affiliates.

2.12 “Valid Patent Claim” shall mean either (a) a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been canceled, abandoned, held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the Licensed Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application, and which claim has not been pending for more than eight (8) years from the earliest claimed priority date.

3 REPRESENTATIONS AND WARRANTIES

AURI hereby represents and warrants to CBMG as follows:

3.1 AURI (a) is a 501 (c) (3) not-for-profit duly organized, validly existing and in good standing under the laws of the State of Georgia; (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of it and would not materially adversely affect its ability to perform its obligations under this Agreement.

3.2 AURI (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of AURI, and constitutes a legal, valid, binding obligation, enforceable against AURI in accordance with its terms.

3.3 All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by AURI in connection with this Agreement have been obtained.

3.4 AURI is the legal and beneficial owner of all right, title and interest in and to the Licensed Patent Rights, having good title thereto, free and clear of any and all mortgages, liens, security interest and charges, and no Person has or shall have any claim of ownership with respect to the Licensed Patent Rights. Except as otherwise set forth in this Agreement, AURI has not sold, assigned, conveyed, mortgaged, encumbered, transferred or granted any license or other right under the Licensed Patent Rights to any Person to develop, make, have made, use and sell Licensed Products for use in the Field.

3.5 To the best of AURI’s knowledge, neither the use of the Licensed Patent Rights nor the granting of this license to practice under the Licensed Patent Rights violates, infringes or otherwise conflicts or interferes with any patent or any other intellectual property or proprietary right of any Third Party. To the best of AURI’s knowledge, no Third Party is currently infringing upon the Licensed Patent Rights.

CBMG hereby represents and warrants to AURI as follows:

3.6 CBMG (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of CBMG, and constitutes a legal, valid, binding obligation, enforceable against CBMG in accordance with its terms.

3.7 CBMG (a) is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong; (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of it and would not materially adversely affect its ability to perform its obligations under this Agreement.

3.9 All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by CBMG in connection with this Agreement have been obtained.

4 LICENSE GRANT

4.1 AURI hereby grants to CBMG and its Affiliates an exclusive worldwide license (with the right to grant sublicenses) under the Licensed Patent Rights to make, have made, use, research, develop, have used, sell, have sold, offer for sale and import Licensed Products in the Field.

4.2 CBMG shall deliver to AURI a copy of each sublicense, with appropriate redactions as determined solely by CBMG, under this Agreement promptly after execution of the same. Each sublicense shall be subject to the terms and conditions of this Agreement. Sublicense agreements shall automatically terminate upon termination of this license. Any Third Party to which CBMG or its Affiliates granted a sublicense under the Licensed Patent Rights (each, a “Sublicensee”) not then in default shall have the right to seek a license from AURI. AURI agrees to negotiate such licenses in good faith under reasonable terms and conditions.

4.3 It is expressly agreed that, notwithstanding any provisions herein, AURI and Augusta University retains the right on behalf of itself and all other non-profit research institutions to practice under the Licensed Patent Rights for non-commercial research, teaching, and educational purposes. Should AURI or Augusta University grant any Licensed Patent Rights to a Third Party for non-commercial research, teaching, and educational purposes, AURI shall promptly notify CBMG. Furthermore, AURI and Augusta University shall be free to publish data from Licensed Patent Rights, as they see fit, provided such data does not include CBMG Confidential Information (defined in Section 9.1). AURI and Augusta University shall disclose any publication materials related to the Licensed Patent Rights to CBMG prior to publication so that CBMG will have at least thirty (30) days prior to publication to review and provide comments and/or to request edits regarding intellectual property. Further, upon CBMG’s reasonable request, AURI and Augusta University will delay publication for no more than 45 additional days to permit patent filing on such intellectual property. CBMG acknowledges that the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any Licensed Patent Rights as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

5 ROYALTIES, LICENSE FEES

5.1 In consideration for the license granted hereunder, within thirty (30) days of execution of this Agreement, CBMG shall pay to AURI a one-time, non-refundable, non-creditable license fee in an amount equal to [***].

5.2 In consideration for the license granted hereunder, until the end of the Royalty Term or earlier termination thereof, CBMG shall pay to AURI running royalties on Net Sales of Licensed Products by CBMG, its Affiliates and Sublicensees as follows:

a. [***] beginning on the Effective Date;

b. Royalties shall be due and payable on a quarterly basis and shall be submitted by CBMG along with the report as specified in Section 6.1 below.

5.3 If CBMG is required to take a license under any Third Party patents to use the Licensed Patent Rights, then [***].

5.4 For any non-royalty consideration that is comprised of either monetary instruments or quantifiable in-kind remuneration received by CBMG by sublicense agreement from Sublicensees, [***].

6 ROYALTY REPORTS AND ACCOUNTING

6.1 During the term of this Agreement following the First Commercial Sale of a Licensed Product, CBMG shall furnish to AURI a quarterly written report showing in reasonably specific detail, on a country by country basis, (a) the Net Sales of each Licensed Product sold by CBMG, its Affiliates and its Sublicensees during the reporting period; (b) the royalties payable in United States dollars, if any, which shall have accrued hereunder based upon Net Sales of each Licensed Product; (c) the withholding taxes, if any, required by law to be deducted in respect of such sales; (d) the date of the First Commercial Sales of each Licensed Product in each country during the reporting period; and (e) the exchange rates used in determining the amount of United States dollars.

With respect to sales of Licensed Products invoiced in United States dollars, Net Sales and royalties payable shall be expressed in United States dollars. With respect to sales of Licensed Products invoiced in a currency other than United States dollars, Net Sales and royalties payable shall be expressed in the domestic currency of the Person making the sale together with the United States dollar equivalent of the royalty payable, calculated using the average closing buying rate for such currency quoted in the continental terms method of quoting exchange rates (local currency per US$1) by the Wall Street Journal on the last business day of each month in the calendar quarter prior to the date of payment.

CBMG may withhold taxes on the amounts otherwise payable to AURI under this agreement as required by applicable law. The Parties agree to cooperate in good faith to reduce or eliminate the amount of any such withholding taxes under the provisions of applicable law, including the provisions of any applicable income tax treaty.  As may be required under applicable law in order to reduce or eliminate the amount of any withholding tax, AURI shall be entitled to timely provide to CBMG a duly and properly executed certificate of exemption from withholding tax or certificate of reduced withholding tax, or such other forms as may be required under applicable law to reduce or eliminate the amount of withholding tax, and CBMG shall withhold taxes in accordance with such duly and properly executed certificate or forms. CBMG shall remit any withheld taxes to the relevant authorities on behalf of AURI and upon request of AURI, CBMG shall provide to AURI appropriate evidence of the payment to the relevant authorities of the amounts withheld and remitted to the relevant authorities on behalf of AURI.

Reports shall be due on the sixtieth (60th) day following the close of each reporting period. CBMG shall keep complete and accurate records in sufficient detail to properly reflect Net Sales and to enable the royalties payable hereunder to be determined.

6.2 Upon the written request of AURI and not more than once in each calendar year, CBMG shall permit an independent certified public accounting firm of nationally recognized standing, selected by AURI and reasonably acceptable to CBMG, at AURI’s expense, to have access during normal business hours to such of the records of CBMG as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to AURI only whether the records are correct or not and the details concerning any specific discrepancies. No other information shall be shared.

If such accounting firm concludes that additional royalties were owed during such period, CBMG shall pay the additional royalties within thirty (30) days of the date AURI delivers to CBMG such accounting firm’s written report documenting the royalty underpayment. The fees charged by such accounting firm shall be paid by AURI; provided, however, if the audit discloses that the royalties payable by CBMG for the audited period are more than [***] of the royalties actually paid for such period, and the difference between royalties payable and royalties paid is greater than [***], then CBMG shall pay the reasonable fees and expenses charged by such accounting firm.

6.3 CBMG shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to CBMG, to keep and maintain records of sales made pursuant to such sublicense and to grant AURI’s independent accountant access to such records to the same extent required of CBMG under this Agreement.

6.4 AURI shall treat all financial information subject to review under this Section 6 or under any sublicense agreement as Confidential Information pursuant to Section 9 below, and shall cause its accounting firm to retain all such financial information in confidence.

7 PAYMENTS

7.1 Royalties shown to have accrued in the quarter covered by each royalty report provided for under Section 6 of this Agreement shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

7.2 All payments by CBMG to AURI under this Agreement shall be paid in United States dollars, and all such payments shall be made by bank wire transfer in immediately available funds to such account as AURI shall designate before such payment is due. CBMG shall be responsible for any foreign transaction fees.

7.3 If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where the Licensed Product is sold, payment shall be made through such lawful means or methods as AURI reasonably shall determine.

8 RESEARCH AND DEVELOPMENT OBLIGATIONS

8.1 CBMG (a) shall use its Commercially Reasonable Efforts to develop and conduct such research, development and validation studies as necessary or desirable to obtain all regulatory approvals to manufacture and market such Licensed Products in the Field in at least one country in a Major Market, and (b) upon receipt of such approvals, to use Commercially Reasonable Efforts to market, each such Licensed Product in the Field in such country. CBMG, at its sole expense, shall fund the costs of all research, development, preclinical and clinical trials, regulatory approval and commercialization of the Licensed Products.

8.2 CBMG shall maintain records, in sufficient detail and in good scientific manner appropriate for patent purposes, which shall reflect all work done and results achieved in the performance of its research and development regarding the Licensed Patent Rights and the Licensed Products (including all data in the form required under all applicable laws and regulations).

8.3 Within ninety (90) days following the end of each calendar year during the term of this Agreement, CBMG shall prepare and deliver to AURI a written report which shall describe, in reasonably sufficient detail, (a) the research performed to date employing the Licensed Patent Rights, (b) the progress of the development, and testing of Licensed Products, and (c) the status of obtaining the necessary approvals to market Licensed Products. In addition, CBMG shall provide AURI with written notice of all material regulatory filings and submissions prior to the date of such submissions, and written notice of all approvals obtained promptly after obtaining such approvals.

9 CONFIDENTIALITY

9.1 During the term of this Agreement, and for a period of three (3) years following the expiration or earlier termination hereof, each Party shall maintain in confidence all written information and data provided by one Party to the other hereunder and marked “Confidential” or, if information disclosed orally, visually or in some other form, which is summarized in writing, is confirmed in writing as “Confidential” to the other Party within thirty (30) days of such disclosure, or, if not marked “Confidential or summarized in writing as “Confidential,” any information exchanged between the Parties under this Agreement that should reasonably be regarded as “Confidential” (collectively, the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, agents, sublicensees and permitted assignees, to the extent such disclosure is reasonably necessary in connection with such Party’s activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each Party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement.

9.2 The confidentiality obligations contained in Section 9.1 of this Agreement shall not apply to the extent that (a) (i) any receiving Party (the “Recipient”) is required to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, provided that the Recipient shall provide written notice thereof to the other Party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof at such other Party’s sole expense, or (ii) to the extent CBMG is required to disclose information to any governmental agency for purposes of obtaining approval to test or market a product or to show to a potential Sublicensee or contractor subject to appropriate confidentiality agreement; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other Party hereunder; or (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any Party to this Agreement and not under a duty of confidentiality to the other Party.

9.3 Each Party hereby acknowledges and agrees that, in the event of any breach or threatened breach of this Agreement by the Recipient, the disclosing Party may suffer irreparable injury for which damages at law may not be an adequate remedy. Accordingly, without prejudice to any other rights and remedies otherwise available to the disclosing Party, the disclosing Party shall be entitled to seek equitable relief, including injunctive relief and specific performance, for any breach or threatened breach of this Agreement by the Recipient, its Affiliates, or any of its or their employees, directors, officers, members, agents, or representatives.

9.4 Neither Party shall make any public announcement, issue any press release or publish any study (collectively, all such communications, “Publication”) concerning the transactions contemplated herein, or make any Publication which includes the name of the other Party or any of its Affiliates, or otherwise use the name or names of the other Party or any of their employees or any adaptation, abbreviation or derivative of any of them, whether oral or written, related to the terms, conditions or subject matter of this Agreement, without the prior written permission of such other Party, except as needed for the United States Securities and Exchange Commission or the Nasdaq Global Market or as may be required by law, regulation or judicial order. Consistent with the foregoing, each party may state that CBMG licensed from AURI and Augusta University the Licensed Patent Rights, and describe the type and extent of the License.

10 PATENTS

10.1 CBMG shall be responsible for paying past patent costs not to exceed [***]. During the term of this Agreement, CBMG shall be responsible for and shall have the right to advise the preparation, filing, prosecution and maintenance of the Licensed Patent Rights, and shall be responsible for paying all reasonable out-of-pocket costs thereof. AURI shall cooperate with CBMG, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section 10.1.

10.2 If CBMG decides not to continue prosecution of a patent application to issuance or maintain any United States or foreign patent application or patent on technology within the Licensed Patent Rights, CBMG shall timely notify AURI in writing, and such patent shall be excluded from the definition of Licensed Patent Rights upon AURI assuming such costs.

10.3 If CBMG or AURI has actual notice of infringement of the Licensed Patent Rights, the Parties shall confer to determine in good faith an appropriate course of action to enforce the Licensed Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Licensed Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to Licensed Patent Rights. Such right shall include the right to recover any damages awarded in consequence of any actual or alleged infringement of the Licensed Patent Rights, which, after recuperation of all expenses and costs, shall be treated as Net Sales hereunder. AURI shall join any litigation or other enforcement action to the extent required by a court in order for CBMG to exercise the rights granted by this Section 10.3.

If CBMG does not file suit to enforce the Licensed Patent Rights against at least one (1) infringing party, AURI shall have the right at its sole expense to take (or refrain from taking) appropriate action to enforce the Licensed Patent Rights, to initiate and control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action regarding the Licensed Patent Rights, and shall consider, in good faith, the interests of CBMG in so doing. CBMG shall reimburse AURI for any applicable out of pocket expenses and costs.

To AURI’s actual knowledge, neither the use of the Licensed Patent Rights nor the granting of this license to practice under the Licensed Patent Rights violates, infringes or otherwise conflicts or interferes with any patent or any other intellectual property or proprietary right of any Third Party.  To AURI’s actual knowledge,  no Third Party is currently infringing upon the Licensed Patent Rights in the Field.

11 TERMINATION

11.1 Subject to the provisions of Sections 11.2 and 11.3 of this Agreement, this Agreement shall expire on the termination of CBMG’s obligation to pay royalties to AURI under Section 5 of this Agreement. Upon expiration of the Royalty Term, the license granted to CBMG in Section 4.1 shall survive such expiration of this Agreement, and shall be converted to a perpetual, fully paid up license.

11.2 CBMG may terminate this Agreement, in its sole discretion, upon thirty (30) days prior written notice to AURI.

11.3 Except as otherwise provided in Section 13 of this Agreement, a Party may terminate this Agreement upon or after the breach of any material provision of this Agreement by the other Party if the other Party has not cured such breach within forty five (45) days after notice thereof by the non-breaching Party.

11.4 Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 9, 10, 12, 14 and 15 shall survive the expiration or termination of this Agreement.

12 INDEMNIFICATION AND INSURANCE

12.1 CBMG shall indemnify and hold AURI, the Board of Regents of the University System of Georgia on behalf of Augusta University, and both of their respective employees, officers, board members and agents (hereinafter “Indemnitees”) harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred by AURI as a result of any Third Party claim, demand, action or other proceeding arising directly out of the manufacture, use or sale of any Licensed Product by CBMG, its Affiliates or Sublicensees, or their respective distributors, customers or end-users. AURI will be liable for its own acts and omissions to the extent permitted by law.

12.2 CBMG shall maintain liability insurance, or self-insurance, including product liability insurance with respect to the research, development, manufacture and sales of Licensed Products by CBMG in such amount as CBMG customarily maintains with respect to the research, development, manufacture and sales of its other products that are at a similar stage of development. CBMG shall maintain such insurance (or self-insurance) for so long as it continues to manufacture or sell any Licensed Products, and thereafter for so long as CBMG customarily maintains insurance (or self-insurance) for itself covering the research, development, manufacture or sales of its other products that it no longer manufactures or sells.

13 FORCE MAJEURE

Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, war, acts of terror, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other Party.

14 LIMITATION OF LIABILITY

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EACH PARTY’S LIABILITY FOR DAMAGES HEREUNDER SHALL IN NO EVENT EXCEED THE AMOUNT OF FEES PAID (OR PAYABLE) BY CBMG UNDER THIS AGREEMENT.

15 MISCELLANEOUS

15.1 Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other Party shall be in writing, delivered by any lawful means, and addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to AURI:

Augusta University Research Institute
1120 15th Street
Augusta, Georgia 30912
Attn: Executive Director

If to CBMG:

Cellular Biomedicine Group HK, Ltd.
Unit 402, 4th Floor, Fairmont House
Admiralty, Hong Kong
Attn: General Counsel

15.2 This Agreement shall be governed by the laws of the State of Georgia.

15.3 Neither Party shall assign its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign its rights to the successor to all or substantially all of its assets or business to which this Agreement relates without the other Party’s prior written consent. Any purported assignment in violation of this Section 15.3 shall be void.

15.4 No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.

15.5 This Agreement embodies the entire understanding between the Parties and supersedes any prior understanding and agreements between and among them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the Parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

15.6 Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

15.7 The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

15.8 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.9 Nothing in this Agreement or in the course of business between AURI and CBMG shall make or constitute either Party a partner, employee or agent of the other and the relationship between the Parties is not a partnership, joint venture or agency. Neither Party shall have any right or authority to commit or legally bind the other in any way whatsoever including, without limitation, the making of any agreement, representation or warranty.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

AUGUSTA UNIVERSITY RESEARCH INSTITUTE, INC.

By /s/ Diego Vazquez
Diego Vazquez
Executive Director

CELLULAR BIOMEDICINE GROUP HK LTD.

By /s/ Andrew Chan
Andrew Chan
Director